Exhibit 99.1

CONTACT:	Butler International, Inc. Ronald Uyematsu
954-761-2201

Butler America LLC
Robert Olson
805-880-1930

July 9, 2009

BUTLER COMPLETES SALE OF ASSETS TO BUTLER AMERICA

Ft. Lauderdale, FL . . ..  Butler International, Inc. (BUTL.PK), a leading provider of Engineering Support and TechOutsourcing services, announced today that it has completed its previously announced sale of substantially all of its non-publishing assets to Butler America LLC.

Butler International was granted bankruptcy court approval on July 1, 2009 to proceed with the sale, and closed the transaction on July 7, 2009 for consideration of approximately $26.2 million in cash, plus the assumption of certain liabilities.  Proceeds from the sale were sufficient to pay off the debt owed to General Electric Capital Corporation.

Ronald Uyematsu, CEO and President of Butler International stated “Butler America represents a new opportunity for the business, which has a 60+ year history of providing quality services.  This sale provides the financial strength to enable the historical business to grow and expand its services.”

About Butler International, Inc.

Butler International, Inc. is a leading provider of Engineering and Technical Outsourcing services, helping customers worldwide increase performance and savings.  Butler International’s global services model provides clients with onsite, offsite, or offshore service delivery options customized appropriately to their unique objectives.  During its 62-year history of providing services, Butler International has served many prestigious companies through its industry groups, which include clients in the aircraft/aerospace, federal/defense, communications, consumer and manufacturing and commercial sectors.

Information contained in this press release, other than historical information, may be considered forward-looking in nature as such it is based upon certain assumptions and is subject to various risks and uncertainties, which may not be controllable by Butler International.  Actual results may differ materially from forward-looking statements due to a number of risks and uncertainties including: developments in the previously disclosed bankruptcy proceedings, liabilities assumed by Butler America in the acquisition of Butler International assets may be greater than anticipated; key personnel may not remain with Butler America following the closing of the Butler America asset acquisition; the anticipated synergies from the acquisition of the Butler International assets may not be achieved; the combined operations may not be successfully integrated in a timely manner, if at all; and economic conditions impacting the staffing decisions of Butler America’s customers.

Mindpower for a Changing WorldSM
World Headquarters
New River Center, 200 E. Las Olas Blvd.
Ft. Lauderdale, FL  33301
www.butler.com